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                                                                  EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT


PARTIES:         VALLEY OF THE ROGUE BANK (the "Bank")
                 110 Pine Street
                 P.O. Box 1046
                 Rogue River, OR  97537

                 VRB BANCORP  (the "Company")
                 110 Pine Street
                 P.O. Box 1046
                 Rogue River, OR  97537

                 FELICE BELFIORE  ("Executive")
                 8201 S.W. 41st St.
                 Portland, Oregon  97219

DATE:            February  27 , 1997


         WHEREAS, the Bank desires to employ Executive and Executive wishes to be employed by the Bank, the parties agree as follows:

                                   AGREEMENT

1.       POSITION AND TERM

         1.1 Effective as of the date of arrival, which shall be no later than June 1, 1997, the Bank shall employ Executive, and Executive shall report for duty at the Bank as Vice President and Chief Financial Officer of the Bank, and the Executive shall serve the Bank in such capacity, or in such other capacity as the Bank may, in its discretion, direct Executive to serve. Executive shall also serve as Vice President and Chief Financial Officer of the Company, but shall receive no additional compensation for service in those capacities.

2.       EXTENT OF SERVICES

         2.1 Executive shall devote her full time and attention exclusively to the performance of the work and duties assigned to her for and on behalf of the Bank.

         2.2 Executive shall perform her duties with fidelity and to the best of her ability and shall, at all times during employment by the Bank and thereafter, respect the confidential nature of the information received by her in the course of performing her duties.

         2.3 Nothing contained in this Section 2 shall prohibit the Executive from serving as a director of any other corporation not in direct competition with the Bank (subject to the Bank's approval which will not be unreasonably withheld), or from owning or controlling shares of stock in any other corporation, whether or not the capital stock thereof is publicly traded (including a corporation that is in direct competition with the Bank, the Company or any subsidiaries or affiliates thereof, if the stock of such competing corporation is publicly traded and the Executive does not beneficially own more than one percent (1%) of the outstanding shares of such stock).





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3.       COMPENSATION AND BENEFIT PLANS

         3.1     General.         Executive shall be compensated as set forth
         in this Section 3. Compensation and benefits to be provided to Executive pursuant to this Agreement may be provided either by the Bank, the Company or other affiliate or successor or partly by any of them.

         3.2 Base Salary. Executive shall receive an initial annual salary ("Base Salary") of $55,000. The Base Salary shall be paid in increments equal to one-twelfth the Base Salary on the last day of each month.

         3.3 Increases in Base Salary. When the Bank reviews the compensation of other Bank officers in accordance with the Bank's regular practices, Executive's Base Salary shall be subject to adjustment in accord with the Bank's compensation policies and practices generally applicable to Bank officers. Executive's Base Salary following any such change shall be the new Base Salary for purposes of this Agreement. Without limiting the foregoing, Executive's Base Salary shall be increased, effective January 1, 1998, to $60,000.

         3.4     Stock Options.

                 3.4.1 As of the first day of Executive's employment, Executive shall be granted an option to purchase 5,000 shares of the common stock of VRB Bancorp pursuant to Company's 1994 Amended Non-Qualified Stock Option Plan, the provisions of which shall govern the terms and conditions of such option to the extent not inconsistent with this Agreement. Executive shall execute a form of Stock Option Agreement setting forth the terms and conditions of such option, which agreement shall be effective as of the first day of Executive's employment.

                 3.4.2 The option shall be exercisable at $12.25 per share, and become first exercisable according to the following schedule:

                          June 1, 1998                                      0%
                          June 1, 1999                                      0%
                          June 1, 2000                                     10%
                          June 1, 2001                                     20%
                          June 1, 2002                                     30%
                          June 1, 2003                                     40%
                          June 1, 2004                                     50%
                          June 1, 2005                                     60%
                          June 1, 2006                                     80%
                          June 1, 2007                                    100%

                 3.4.3 The portions of the option that become exercisable pursuant to the foregoing schedule shall be cumulative, such that the option may be exercised to the extent of all exercisable portions not previously exercised.

                 3.4.4 Notwithstanding the foregoing schedule, the option shall immediately become exercisable as to 100% of the shares
                 (i) in the event the Company or the Bank consummates any transaction resulting in a "change of control", as that term is defined in section 5.1 hereof, or (ii) if, within 90 days after termination of Executive without "cause", as that term is defined in Section 5.4 hereof, the Company or the Bank enters into










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                 a definitive agreement to effect any transaction which would result in a "change of control". The Executive shall have the right to exercise the option pursuant to this subsection notwithstanding any provision of the 1994 Amended Non-Qualified Stock Option Plan to the contrary with respect to expiration of the stock option upon termination of employment.

         3.5 Major Medical, Disability Income and Life Insurance. The Bank currently offers an employee benefits program which includes medical, disability income, and group life insurance. The Bank will provide coverage for Executive and her immediate family, if eligible, under the Bank's basic HMO health plan at no cost to the Executive. Executive shall be solely responsible for the additional cost of participating in any enhanced coverage offered by the Bank. Nothing in this agreement, however, will require the Bank to provide additional coverage beyond that offered to other employees. The Bank retains the right to modify the employee benefits program offered at any future date.

         3.6 Bank 401(k) Plan. Executive shall be entitled to participate in the Bank's 401(k) Plan in accord with plan terms on the same basis as other employees.

         3.7     Vacation.  Executive shall be entitled to accrue up to four
         (4) weeks of vacation during each calendar year, and shall be entitled to a pro rated share of such vacation time for the period of her actual employment by the Bank in 1997. Vacation time shall be otherwise subject to the guidelines set forth in the Bank's employee handbook, including the guidelines governing vacation accruals during partial years of employment.

         3.8 Relocation Allowance. The Bank acknowledges that Executive will incur significant expenses in connection with relocating her residence in order to accept employment by the Bank. Accordingly, Executive shall be entitled to receive a non-accountable relocation allowance of $2,500, which amount shall be paid on her first day of employment, or as soon as practical thereafter.

4.       TERMINATION OF EMPLOYMENT

         4.1 Executive's employment shall be "at will" and may be terminated by either the Bank or Executive at any time, with or without cause, upon two weeks written notice.

         4.2     For purposes of this agreement, "cause" shall mean

                 (a) Executive's death or disability, as "disability" is defined in Section 6 hereof;

                 (b) Dishonesty, fraud, gross neglect or misconduct in connection with the performance of Executive's duties pursuant to this Agreement, or failure of Executive to perform her duties in a manner consistent with the Bank's standards respecting Executive's performance;

                 (c) Material breach of any fiduciary duty of Executive to the Company or the Bank;

                 (d) Executive's removal from office pursuant to an order or requirement of any state or federal regulatory agency having jurisdiction over the Company or the Bank;

                 (e)      Chronic drug or alcohol abuse; or





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                 (f)      Conviction of Executive, or entry by Executive of a
                 plea of guilty or nolo contendere, to a felony or other crime involving moral turpitude.

         4.3 Upon termination of Executive's employment with cause, the Bank shall pay Executive her monthly base salary and any accrued but unpaid benefits through the effective date of such termination.

         4.4 Upon termination of Executive's employment without cause, the Bank shall pay Executive, in addition to any accrued but unpaid benefits through the effective date of such termination, six month's Base Salary payable in six monthly increments on the last day of each month beginning with the month following the month in which such termination occurs.

         4.5 Without diminishing its obligation to pay Executive through the effective date of termination under Section 4.3 or 4.4, the Bank may, at its option, relieve Executive of some or all of her continuing duties and responsibilities during the notice period.

         4.6 In the event that, within 90 days after termination of Executive's employment without cause, the Company or the Bank enters into a definitive agreement which would result in a change of control, the amount payable under Section 4.4 shall be twelve month's Base Salary payable in twelve monthly increments on the last day of each month beginning with the month following the month in which such termination occurs.

5.       CHANGE OF CONTROL

         5.1 For purposes of this Agreement, a "Change of Control" shall mean:

                 (a) the acquisition by a person (which shall include an individual or an entity), or group of persons acting in concert, of beneficial ownership of 50 percent or more of the outstanding common stock of the Bank or the Company; or

                 (b) the consummation of any merger, consolidation, or reorganization, to which the Company or the Bank is a party, that results in the shareholders of the Company immediately preceding the transaction owning, after the transaction is consummated, less than 50% of the outstanding voting shares of the resulting corporation; or

         5.2 In the event that, following a Change of Control, the Bank or its successor, elects, without cause, not to employ Executive, or to terminate Executive's employment within one year following such Change of Control, the Bank or its successor shall pay Executive an amount equal to one year's Base Salary payable in twelve monthly increments on the last day of each month beginning with the month following the month in which such termination occurs.

         5.3 In the event the Executive is employed by the Bank or its successor and, within one year following a Change of Control, is assigned a position or duties not substantially equivalent to those of a Vice President and Chief Financial Officer, or her Base Salary is reduced, or she is reassigned to an office more than 50 miles from Medford, Oregon, such an event or assignment shall constitute termination without cause pursuant to Section 5.2.

6.       DISABILITY





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         6.1  For purposes of this Agreement, the term "disability" shall mean
         Executive's inability because of sickness or injury to perform the essential functions of duties assigned to her, with or without reasonable accommodation.

         6.2 The parties agree that Executive's availability to perform services required of her position on an ongoing basis is an essential function of her job. If, because of a disability, Executive becomes unable to perform her duties for an aggregate of six (6) months in any twelve (12) month period, or for any consecutive three (3) months in circumstances where Executive's medical prognosis is that she will be unable to resume performance of her duties within an additional three
         (3) months, then the Bank may thereafter terminate Executive's employment upon thirty (30) days' written notice to Executive.

7.       CONFIDENTIALITY

         The parties acknowledge that in the course of Executive's duties she will have access to and become familiar with certain proprietary and confidential information of the Bank and other information about the Bank not known by its actual or potential competitors. Executive acknowledges that such information constitutes valuable, special, and unique assets of the Bank's business, even though such information may not be of a technical nature and may not be protected under applicable trade secret or related laws. Executive agrees that she will hold in a fiduciary capacity and will not use for herself and will not reveal, communicate, or divulge during the period of her employment with the Bank or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to the Bank's business, its customers, or its services, to any person, firm, or company other than the Bank or persons, firms, or companies designated by the Bank.
Executive agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to the Bank's operations or business, or matters related to any of the Bank's customers, some of which may be prepared by Executive, and all objects associated therewith in any way obtained by Executive, shall be Bank's property.

8.       GENERAL PROVISIONS

         8.1.    Modification.    This Agreement may not be changed, modified,
         released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Executive and an authorized officer of the Bank. Executive acknowledges and agrees that any subsequent change or changes in her duties or compensation will not affect the validity or scope of this Agreement.

         8.2.    Arbitration.     Any controversy, claim, dispute or difference
         arising out of the interpretation, construction or performance of this Agreement or Executive's employment with the Bank or the termination thereof, against the Bank, its parent, subsidiary, affiliated or related corporations, or its officers, managers, employees or agents, including, but not limited to, statutory claims under federal and state laws against discrimination such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the 1966 Civil Rights Act, the Oregon Civil Rights Act, and common law claims for breach of contract, breach of covenant of good faith and fair dealing, wrongful termination, intentional interference with contractual relations, or intentional or negligent infliction of emotional distress shall be settled by arbitration in the State of Oregon under the rules and auspices of the employment dispute rules of the American Arbitration Association, and judgment upon the award entered in such arbitration may be entered in any court having jurisdiction thereof.





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         8.3.    Jurisdiction.    This Agreement has been made in and shall be
         governed by the substantive laws of the State of Oregon, without regard to its choice of law rules.

         8.4.    Successors and Assigns.   All rights and duties of the Bank
         under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method. This Agreement shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate or personal representative.

         8.5.    Integration      This Agreement contains the entire agreement
         of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by the parties.

         8.6.    Notices.         All notices required or permitted under this
         Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid. Notices to the Bank shall be served on or mailed to the Bank's Executive Vice President, Chief Operating Officer at Valley of the Rogue Bank, P.O. Box 1046, Rogue River, Oregon 97537, or to such other person or location as the Bank shall advise Executive in writing. Notices to Executive shall be served on or mailed to her at such address as Executive shall advise the Bank in writing.

         8.7.    Severability.    If any provision of this Agreement shall be
         found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining provisions shall not be affected.

         8.8. Waiver. No waiver of any right arising out of a breach of any covenant, term or condition of this Agreement shall be a waiver of any right arising out of any other or subsequent breach of the same or any other covenant, term or condition or a waiver of the covenant, term or condition itself.

         8.9.    Performance by the Bank   References to, and obligations of,
         the Bank in this Agreement shall include the Company, as applicable.





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9.       EXECUTION

         The parties have executed this Agreement as of the date appearing in the caption of this Agreement, to be effective upon the Effective Date stated in Section 1 above.


         VALLEY OF THE ROGUE BANK


         By:  /s/ Tom Anderson                       /s/ Felice Belfiore
            ----------------------                  ----------------------
            Tom Anderson                            Felice Belfiore
            Executive Vice President

         VRB BANCORP


         By:     /s/ Tom Anderson
            ----------------------
                 Tom Anderson
                 Executive Vice President



























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